EXHIBIT 1 – JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value, of Hudson Global, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 2nd day of February 2023.

WILLIAM R. NASGOVITZ	HEARTLAND ADVISORS, INC.

By: /s/ Vinita K. Paul	By: /s/ Vinita K. Paul
Vinita K. Paul	Vinita K. Paul
As Attorney in Fact for William R. Nasgovitz (Pursuant to Power of Attorney Filed Herewith)	Vice President, Chief Compliance Officer, General Counsel and Secretary

HEARTLAND HOLDINGS, INC.

By: /s/ Vinita K. Paul
Vinita K. Paul
Vice President, General Counsel and Secretary